Exhibit 99.1

ZAZA ENERGY CORPORATION 1301 MCKINNEY STREET SUITE 2850 HOUSTON, TX 77010

NEWS   RELEASE

ZAZA ENERGY CORPORATION CEO PURCHASES

ADDITIONAL 1,500,000 SHARES

HOUSTON, TX (August 22, 2013) - ZaZa Energy Corporation (“ZaZa” or the “Company”) (NASDAQ:ZAZA) today announced that President and CEO Todd A. Brooks purchased 1.5 million shares of ZaZa Energy’s common stock from the Company in a private placement. Under the Agreement, Mr. Brooks purchased 1,500,000 shares at a price of $.92 per share, which was the closing bid price of the common stock on the NASDAQ on August 21, 2013, for total consideration of $1,380,000.

Commenting on today’s announcement, Todd A. Brooks, President and Chief Executive Officer of ZaZa stated, “ZaZa is poised for growth and I make this investment with an expectation of value creation through stock price appreciation over time. Proceeds from this transaction will be used for additional acreage acquisition in our core Eaglebine/Eagle Ford East development area.”

About ZaZa Energy Corporation

Headquartered in Houston, Texas, ZaZa Energy Corporation is a publicly-traded exploration and production company with primary assets in the Eagle Ford and Eaglebine/Eagle Ford East resource plays in Texas. More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “forecasts” and similar references to future periods. These statements include, but are not limited to, statements about ZaZa’s ability to execute on exploration, production and development plans, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. While forward-looking statements are based on our assumptions and analyses that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance and financial condition to differ materially from our expectations. See “Risk Factors” in our 2012 Form 10-K and 2013 First Quarter Form 10-Q filed with the Securities and Exchange Commission for a discussion of risk factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

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JMR Worldwide

Jay Morakis, Partner

+1 212-786-6037

jmorakis@jmrww.com

713-595-1900 (OFFICE)   •   713-595-1919 (FAX)   •   WWW.ZAZAENERGY.COM